Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement on Form S-3 (No. 333-216491) filed by Prologis, Inc. and Prologis, L.P.,
2)	Registration Statement on Form S-4 (No. 333-235260) filed by Prologis, Inc.,
3)	Registration Statement on Form S-4 (No. 333-235800) filed by Prologis, L.P.,
4)	Registration Statements on Form S-8 (Nos. 333-42015, 333-78779, 333-90042, 333-144489, 333-177378, 333-178955, and 333-181529) filed by Prologis, Inc., and
5)	Registration Statement on Form S-8 (No. 333-100214) filed by Prologis, Inc. and Prologis, L.P.

of our report dated February 19, 2020, with respect to the consolidated balance sheet as of December 31, 2019 of Liberty Property Trust, included in this Current Report on Form 8-K of Prologis, Inc. and Prologis, L.P.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 19, 2020